EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-206927) pertaining to the  Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan of Del Taco Restaurants, Inc. of our reports dated March 10, 2021, with respect to the consolidated financial statements of Del Taco Restaurants, Inc. and the effectiveness of internal control over financial reporting of Del Taco Restaurants, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2020, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Irvine, California
June 28, 2021